Exhibit 99.1

Blueprint Medicines Announces Updated Data from Phase 1 ARROW Clinical Trial Showing Broad, Durable Activity of BLU-667 in Advanced RET-Altered Medullary and Papillary Thyroid Cancers

90 percent of evaluable MTC and PTC patients had tumor reductions

62 percent response rate in MTC patients treated with 300 to 400 mg once daily for at least 24 weeks

Patients with longest treatment durations remain on therapy for more than 15 months

CAMBRIDGE, Mass., October 6, 2018 – Blueprint Medicines Corporation (NASDAQ: BPMC), a leader in discovering and developing targeted kinase medicines for patients with genomically defined diseases, today announced the presentation of updated data from the ongoing Phase 1 ARROW clinical trial of BLU-667, an investigational precision therapy targeting RET alterations, including resistance mutations.  The new results showed that BLU-667 was highly active and well-tolerated in patients with advanced RET-altered medullary thyroid cancer (MTC) and papillary thyroid cancer (PTC), with increased activity observed with higher dose levels and longer treatment durations.

The reported data showed 90 percent of evaluable patients with MTC and PTC had radiographic tumor reductions, regardless of RET alteration type or prior multi-kinase inhibitor (MKI) therapy.  In addition, the response rate was 62 percent in patients with MTC treated once daily (QD) with BLU-667 at doses of 300 to 400 mg for at least 24 weeks. In the MTC and PTC populations, all responders across dose levels and all patients treated at 400 mg QD remain on study.  Safety results were consistent with prior data, and the majority of adverse events (AEs) were Grade 1. These results were as of a data cutoff date of September 14, 2018 and were reported today in an oral presentation at The 88th Annual Meeting of the American Thyroid Association (ATA).

“Existing treatment of medullary and papillary thyroid cancer with multi-kinase inhibitors is limited by frequent dose modifications or interruptions due to off-target toxicities,  reducing the opportunity for a meaningful or sustained response,” said Andy Boral, M.D., Ph.D., Chief Medical Officer of Blueprint Medicines. “These new data showed selectively targeting RET alterations with BLU-667 was well-tolerated and enabled durable responses.  Importantly, response rates were high for patients with prolonged time on therapy at higher dose levels, demonstrating that potent and sustained target inhibition leads to improved patient outcomes. We believe these results begin to reveal the potential of BLU-667 to transform the care of patients with RET-altered thyroid cancer, and we look forward to seeing the data continue to mature as additional patients are treated at the recommended phase 2 dose for longer durations.”

Based on the encouraging data reported to date, Blueprint Medicines has expanded enrollment targets for the ARROW trial to further evaluate the safety and efficacy of BLU-667 in a broader patient population and, ultimately, to support potential registration.

Data Highlights from the Ongoing Phase 1 ARROW Clinical Trial

The data presented included all patients enrolled in the Phase 1 ARROW clinical trial as of May 9, 2018 and included follow-up on these patients through the data cutoff date of September 14, 2018. Of the 69 patients who had been treated with BLU-667 in the dose escalation and expansion portions of the trial, 42 had RET-altered thyroid cancer, including 37 with MTC and five with PTC. In the dose escalation portion, patients were treated at dose levels ranging from 30 mg to 600 mg QD or up to 300 mg twice daily.  In the expansion portion, patients were treated at the recommended phase 2 dose of 400 mg QD.

Clinical Activity Data

As of the data cutoff date, 35 patients with MTC and four patients with PTC were evaluable for response assessment by Response Evaluation Criteria in Solid Tumors (RECIST) version 1.1. Overall, 90 percent of MTC and PTC patients with measurable target lesions had radiographic tumor reductions.

In patients with MTC, response assessments showed increased clinical activity with higher dose levels and longer treatment durations. Across all evaluable MTC patients, the overall response rate (ORR) was 49 percent, including one patient with a confirmed complete response (CR) and 16 patients with a partial response (PR; two pending confirmation). In patients with MTC treated with 300 to 400 mg QD for at least 24 weeks, the response rate was 62 percent, including one patient with a confirmed CR and seven patients with a confirmed PR.

In patients with PTC, two of four evaluable patients had a  confirmed PR, and all evaluable patients with PTC had radiographic tumor shrinkage.

The data also showed encouraging evidence of durable activity. All patients with MTC and PTC who responded to BLU-667 remain on treatment as of the data cutoff date.  In addition, all patients treated at 400 mg QD are continuing on therapy.  Patients with the longest treatment durations remain on therapy for more than 15 months.

Anti-tumor activity was observed regardless of prior MKI therapy or RET alteration. Similar response rates were observed in MTC patients who were MKI-experienced (47 percent; 8/17 patients) and MKI-naïve (50 percent; 9/18 patients). In addition, clinical responses were observed in patients with common activating mutations in MTC (e.g., M918T) and fusion partners in PTC (e.g., NCO4A and CCDC6). A clinical response was also observed in the one evaluable MTC patient with a germline V804M gatekeeper mutation.

Safety Data

The reported data showed that across 69 patients, BLU-667 was well-tolerated as of the data cutoff date. Most AEs were Grade 1, and only two patients discontinued therapy due to a treatment-related AE (Grade 3 increased alanine aminotransferase in a patient with liver metastases and Grade 2 pneumonitis). Treatment-emergent AEs (regardless of relationship to BLU-667)  reported by investigators (≥15 percent) most commonly were constipation (35 percent), increased aspartate aminotransferase (33 percent), anemia (30 percent), hypertension (30 percent), decreased white blood cell count (29 percent), diarrhea (28 percent), neutropenia (28 percent), increased alanine aminotransferase (25 percent), increased blood creatinine (23 percent), fatigue (19 percent) and headache (17 percent). Grade 3 or higher treatment-related AEs occurring in two or more patients included anemia, hypertension, decreased white blood cell count, diarrhea and neutropenia.

About the Phase 1 ARROW Clinical Trial of BLU-667

ARROW is a Phase 1 clinical trial designed to evaluate the safety, tolerability and efficacy of BLU-667 in multiple ascending doses in adults with RET-altered non-small cell lung cancer (NSCLC), MTC and other advanced solid tumors. The trial consists of two parts: a dose escalation portion and an expansion portion. Enrollment in the dose escalation portion is complete, and the expansion portion has been initiated and is actively enrolling patients in six defined cohorts at the recommended phase 2 dose of 400 mg QD: (1) RET-altered NSCLC patients previously treated with an MKI, (2) RET-altered NSCLC patients who have not previously received any MKI treatment, (3) MTC patients previously treated with an MKI,  (4) MTC patients who have not previously received any MKI treatment, (5) patients with other RET-altered solid tumors and (6) RET-altered solid tumor patients with prior selective RET tyrosine kinase inhibitor. Trial objectives include assessing response, pharmacokinetics, pharmacodynamics and safety. The trial is designed to enroll approximately 190 patients across all six expansion cohorts, at multiple sites in the United States,  European Union and Asia.

Patients and physicians interested in the ARROW clinical trial can contact the Blueprint Medicines study director at arrow@blueprintmedicines.com or 1-617-714-6707. Additional details are available at www.arrowtrial.com or www.clinicaltrials.gov (ClinicalTrials.gov Identifier: NCT03037385).

About RET-Altered Solid Tumors

RET activating fusions and mutations are a key disease driver in many cancer types, including NSCLC and MTC. RET fusions are implicated in approximately 1 to 2 percent of patients with NSCLC and approximately 10 percent of patients with PTC, while RET mutations are implicated in approximately 60 percent of patients with MTC. In addition, oncogenic RET alterations are observed at low frequencies in colorectal, breast, pancreatic and other cancers, and RET fusions have been observed in patients with treatment-resistant, EGFR-mutant NSCLC.

Currently, there are no approved therapies that selectively target RET-driven cancers, though there are several approved MKIs with RET activity being evaluated in clinical trials. Thus far, clinical activity attributable to RET inhibition has been uncertain for these inhibitors, likely due to insufficient inhibition of RET and off-target toxicities. There is a need for precision therapies that provide durable clinical benefit by selectively targeting RET alterations and resistance mutations.

About BLU-667

BLU-667 is an investigational, once-daily oral precision therapy specifically designed for highly potent and selective targeting of oncogenic RET fusions, mutations and resistance mutations. In preclinical studies, BLU-667 consistently demonstrated sub-nanomolar potency against the most common RET fusions, activating mutations and resistance mutations. In addition, BLU-667 demonstrated markedly improved selectivity for RET compared to approved MKIs, including more than 80-fold improved potency for RET versus VEGFR2. By suppressing primary and secondary mutants, BLU-667 has the potential to overcome and prevent the emergence of clinical resistance. This approach is expected to enable durable clinical responses across the range of RET alterations, with a favorable safety profile.

BLU-667 was discovered by Blueprint Medicine’s research team based on its proprietary compound library. The company is developing BLU-667 for the treatment of people with RET-altered NSCLC, MTC and other solid tumors. Blueprint Medicines has an exclusive collaboration and license agreement with CStone Pharmaceuticals for the development and commercialization of BLU-667 and certain other drug candidates in Mainland China, Hong Kong, Macau and Taiwan. Blueprint Medicines retains development and commercial rights for BLU-667 in the rest of the world.

About Blueprint Medicines

Blueprint Medicines is developing a new generation of targeted and potent kinase medicines to improve the lives of patients with genomically defined diseases. Its approach is rooted in a deep understanding of the genetic blueprint of cancer and other disease driven by the abnormal activation of kinases. Blueprint Medicines is advancing multiple programs in clinical development for subsets of patients with gastrointestinal stromal tumors, hepatocellular carcinoma, systemic mastocytosis, non-small cell lung cancer, medullary thyroid cancer and other advanced solid tumors, as well as multiple programs in research and preclinical development. For more information, please visit www.blueprintmedicines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding plans and timelines for the clinical development of BLU-667; expectations regarding the potential benefits of BLU-667 in treating patients with RET-altered thyroid cancers, including patients with RET-altered MTC or PTC; expectations regarding the potential to treat patients at the recommended phase 2 dose for longer durations and Blueprint Medicines’ strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the delay of any current or planned clinical trials or the development of Blueprint Medicines’ drug candidates, including avapritinib, BLU-554, BLU-667 and BLU-782; Blueprint Medicines’ advancement of multiple early-stage efforts; Blueprint Medicines’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the preclinical and clinical results for Blueprint Medicines’ drug candidates, which may not support further development of such drug candidates; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; Blueprint Medicines’ ability to develop and commercialize companion diagnostic tests for its current and future drug candidates, including companion diagnostic tests for BLU-554 for FGFR4-driven hepatocellular carcinoma, avapritinib for PDGFRα D842V-driven gastrointestinal stromal tumors and advanced systemic mastocytosis and BLU-667 for RET-driven non-small cell lung cancer; the success of Blueprint Medicines’ current and future collaborations, including its cancer immunotherapy collaboration with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. and its collaboration with CStone Pharmaceuticals. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Blueprint Medicines’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, as filed with the Securities and Exchange Commission (SEC) on August 1, 2018, and any other filings that Blueprint Medicines has made or may make with the SEC in the future. Any forward-looking statements contained in this press release represent Blueprint Medicines’ views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Investor Relations Contact

Kristin Hodous

617-714-6674

KHodous@blueprintmedicines.com

Media Relations Contact

Andrew Law

617-844-8205

ALaw@blueprintmedicines.com